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                                   EXHIBIT 21

                       LIST OF SUBSIDIARIES OF THE COMPANY

Community Bank and Trust Company, incorporated under the laws of the Commonwealth of Pennsylvania as a state-chartered commercial banking institution and trust company.

Comm Financial Services Corporation, incorporated under the laws of the Commonwealth of Pennsylvania. A subsidiary of Community Bank and Trust Company.

Community Leasing Corporation, incorporated under the laws of the Commonwealth of Pennsylvania. A subsidiary of Community Bank and Trust Company.

Comm Realty Corporation, incorporated under the laws of the Commonwealth of Pennsylvania.


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